Exhibit (c) 1


GPU News Release
May 6, 1999


             GPU Inc. Acquires Australian Gas Transmission Operation


     MORRISTOWN, N.J. - May 6, 1999 - GPU, Inc. today was named the successful bidder for Transmissions Pipelines Australia (TPA), a natural gas transmission business offered for sale by the Government of Victoria, Australia.

      GPU submitted a bid of US $675 million (AU$1.025 billion) for TPA, which was sold as a result of Victoria's natural gas industry privatization.

      "The acquisition of TPA delivers on our plan to build our business and grow in new areas of utility operations," said Fred D. Hafer, chairman, president and chief executive officer of GPU, Inc. "This purchase represents our first major investment in a gas transmission company and provides a strategic addition to our existing Australian electric transmission operation."

      TPA encompasses 1,105 miles of pipeline and consists of two separate networks, the Principal System and the Western System. Both Systems supply all of the natural gas consumed in Victoria and in the State's capital of Melbourne. The Western System also serves the western region of the State of Victoria. TPA's gas transmission network serves approximately 1.3 million residential consumers and about 40,000 industrial and commercial customers throughout Victoria.

      In November 1997, GPU purchased PowerNet from the State of Victoria. GPU PowerNet owns and operates the electrical transmission system and serves all of Victoria covering an area of approximately 87,900 square miles with a population of approximately 4.5 million people.

      GPU expects to close the transaction next month.

      GPU, Inc., headquartered in Morristown, N.J. is a registered utility holding company. GPU International develops, owns and operates transmission and distribution facilities overseas and generating plants both here and abroad. GPU's three domestic operating utility subsidiaries -- Jersey Central Power and Light Company, Metropolitan Edison Company and Pennsylvania Electric Company -- do business under the trade name of GPU Energy, and serve approximately two million customers in a service area encompassing about half the land areas of New Jersey and Pennsylvania. GPU's other subsidiaries include: GPU Advanced Resources, Inc.; GPU Generation, Inc.; GPU Nuclear, Inc.; GPU Service, Inc.; and GPU Telcom Services, Inc.



                                      -XX-

------------------------------------------------------------------------------

Contact:

     GPU, Inc., Morristown, N.J.
     Elaine Davis, 973- 455-8418
    (http://www.gpu.com)